Exhibit 10.40

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of September 12, 2005 (“Effective Date”), by and between Provide Commerce, Inc. (“Company”) and Eric Carlborg (“Executive”).

The parties agree as follows:

1. At-Will Employment. Company and Executive agree that Executive’s employment is at-will and not for a specified period, and either party may terminate the employment relationship at anytime, with or without cause, subject to section 6 below and its subparts.

2. Duties.

2.1 Position. Executive is employed as Chief Financial Officer and will report to the Chief Executive Officer (“CEO”). Executive shall have the duties and responsibilities as set forth on the attached job description, as may be amended by Company from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion.

2.2 Best Efforts/Full-time. Executive will expend Executive’s best efforts on behalf of Company, and will abide by all lawful decisions made by Company. Executive will also comply with all Company policies, including but not limited to Company’s Code of Business Conduct and Ethics, Insider Trading Policy, and Whistleblowing Procedures for Accounting and Auditing Matters, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company, unless Executive notifies the CEO in advance of Executive’s intent to engage in other paid work and receives the CEO’s written consent to do so. Company agrees that Executive may continue serving as a director for Blue Nile, Inc., provided that such position, either on the Effective Date or at any time during Executive’s employment with Company, does not: (a) create a direct conflict of interest with Company; (b) interfere with Executive’s work responsibilities at Company; (c) violate Company’s Employee Nondisclosure and Assignment Agreement, which Executive is required to sign as a condition of employment, as referenced in section 8 below; and/or (d) impair Executive’s ability to meet all of his legal and ethical duties to Company.

2.3 Work Location. Executive’s principal place of work shall be located in San Diego, California, or such other location as the parties may agree upon from time to time.

3. Compensation.

3.1 Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive an initial Base Salary of Three Hundred Thousand Dollars ($300,000) per year, which shall be guaranteed during the first year of employment, payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. Notwithstanding the foregoing, in the event Executive’s employment under this Agreement is terminated by either party at any time, for any reason whatsoever, Executive will earn the Base Salary prorated to the date of termination.

3.2 Sign-On Bonus. Company will pay Executive a one-time sign-on bonus of One Hundred Fifty Thousand Dollars ($150,000), less all applicable taxes and withholdings, payable on the Effective Date of this Agreement (“Sign-On Bonus”). Executive agrees that if Executive fails to begin work for Company pursuant to this Agreement, or voluntarily resigns Executive’s employment with Company within the first year of service or is terminated for Cause by Company within the first year of service, Executive will repay Company a prorated portion of the Sign-On Bonus (based on months of completed service) within 30 days after Executive’s termination date.

3.3 Corporate Annual Bonus. In addition to the Base Salary, Executive will be eligible to earn an annual bonus of up to fifty percent (50%) of Executive’s Base Salary based upon fiscal year-end corporate results, provided Executive remains employed by Company through and including the last day of the applicable fiscal year. The bonus, if any, will be paid in the pay period after fiscal year-end corporate results are audited and approved by the Vice President of Finance. If Executive’s employment terminates either voluntary or involuntary for any reason whatsoever prior to the last day of any fiscal year, Executive will not be eligible to earn a bonus for that fiscal year or any prorated amount thereof.

(a) The amount of the corporate annual bonus, if any, will be determined by Company in its sole and absolute discretion. Notwithstanding the foregoing, Company agrees to pay Executive a guaranteed corporate annual bonus of 50% of his initial Base Salary for the fiscal year ending June 30, 2006, provided Executive remains employed through and including the last day of the fiscal year.

(b) Except as expressly set forth in subsection 3.3(a) above, Company reserves the right to alter or discontinue the corporate annual bonus on a prospective basis, at any time, at its discretion, on notice to Executive.

3.4 Stock Options.

(a) Subject to the Board of Directors’ approval, Executive will be granted an incentive stock option to purchase 150,000 shares of Company’s Common Stock under Company’s 2003 Stock Option/Stock Issuance Plan (the “Plan”) and related option documents (including the Addendum to Stock Option Agreement) at an exercise price equal to the fair market value of that stock on the date of the grant (the “Option”). The Option will be subject to the terms and conditions of the Plan and the standard stock option agreement provided pursuant to the Plan, which Executive will be required to sign as a condition of receiving the Option.

(b) Executive may be granted additional incentive stock option(s) to purchase Company’s Common Stock or other awards or stock available under the Plan, the amount of which (if any) shall be determined in the sole and absolute discretion of Company based on Company’s evaluation of Executive’s performance. Such option grants or other awards or stock, if any, will be subject to the vesting schedules and other restrictions on exercise as set forth in the Plan and related option, award or stock documents.

3.5 Supplemental Executive Retirement Plan (SERP) and Deferred Compensation. As an executive level employee, Executive is eligible to participate in Company’s SERP and Deferred Compensation plans, in accordance with the terms and conditions of those plans. Further details are available in the applicable plan documents.

3.6 Performance and Salary Review. The CEO will periodically review Executive’s performance on no less than an annual basis. Except as otherwise provided in this

Agreement, adjustments to Base Salary or other compensation, if any, may be made by Company, at any time, in its sole and absolute discretion.

4. Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to executives of Company subject to the terms and conditions of Company’s benefit plan documents. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

5. Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

6. Termination of Executive’s Employment.

6.1 Termination for Cause by Company. Although Company anticipates a mutually rewarding employment relationship with Executive, Company may terminate Executive’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (a) Executive’s material breach of this Agreement or Company’s Employee Nondisclosure and Assignment Agreement, Code of Business Conduct and Ethics, Insider Trading Policy or Whistleblowing Procedures for Accounting and Auditing Matters; (b) Executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; or (c) Executive’s death. In the event Executive’s employment is terminated in accordance with this subsection 6.1, Executive shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination. All other Company obligations to Executive pursuant to this Agreement, other than vested benefits and stock options, if any, will become automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Payment described in subsection 6.2 below in the event Executive’s employment is terminated for Cause.

6.2 Termination Without Cause by Company/Severance. Company may terminate the employment relationship at any time, without Cause (as defined above), on thirty (30) days’ advance written notice to Executive. In the event of Executive’s termination pursuant to this subsection 6.2, Executive will receive the Base Salary then in effect, prorated to the date of termination, and a “Severance Package” described in subsection (a) below, provided Executive complies with all the conditions set forth in subsection (b) below. All other Company obligations to Executive, other than vested benefits and stock options, if any, will be automatically terminated and completely extinguished:

(a) Severance Package. The Severance Package will consist of the following payment and benefits.

(i) Severance Payment. Executive will receive a Severance Payment equivalent to six (6) months’ of Executive’s Base Salary then in effect on the date of termination, less all appropriate federal and state income and employment taxes, payable in installments in accordance with Company’s regular payroll cycle. Company reserves the right to unilaterally amend this Agreement at any time to structure the pay schedule and dates of the Severance Payment to comply with the Internal Revenue Code Section 409A

(ii) Vesting Continuation. Company will continue the vesting of the Option (as well as any other options to purchase shares of Company’s stock that have been granted to Executive as of Executive’s last day of employment) for a six-month period immediately following Executive’s last day of employment; provided that Executive enters into, and remains engaged under, a standard consulting agreement of Company to extend Executive’s continuous “Service” (as such term is defined in the Plan) for such six-month period with no additional pay. To the extent any vested options are not exercised within 90 days of the termination of Executive’s employment, Executive acknowledges that such options may not qualify for “incentive stock option” treatment under applicable tax regulations.

(iii) Continuation of Group Health Benefits. Company will pay the premiums necessary to continue Executive’s and Executive’s eligible dependents’ group health care coverage in effect on Executive’s last day of employment for a period of six (6) months following Executive’s last day of employment, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided Executive and his eligible dependents elect to continue and remain eligible for these benefits under COBRA and do not obtain group health care coverage through another employer during this period.

(b) Conditions to Receive Severance Package. Executive shall receive the Severance Package set forth above provided the following requirements are met:

(i) Executive complies with all surviving provisions of this Agreement as specified in subsection 11.8 below; and

(ii) Executive executes a separation agreement, including a full, general release of all claims, known or unknown, that Executive may have against Company in a form provided by Company.

6.3 Voluntary Resignation by Executive. Executive may voluntarily resign Executive’s position with Company, at any time, on thirty (30) days’ advance written notice to Company. In the event of Executive’s resignation, Executive will be entitled to receive only the Base Salary for the thirty-day notice period. All other Company obligations to Executive pursuant to this Agreement, other than vested benefits and stock options, if any, will become automatically terminated and completely extinguished. In addition, Executive will not be entitled to receive the Severance Payment described in subsection 6.2 above in the event of a voluntary resignation.

7. No Conflict of Interest. During Executive’s employment with Company, Executive must not engage in any work, paid or unpaid, that creates an actual conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during Executive’s employment with Company, as may be determined by the CEO in his sole discretion. If the CEO believes such a conflict exists during Executive’s employment with Company, the CEO may ask Executive to choose to discontinue the other work or resign employment with Company. Company agrees that Executive may continue serving as a director for Blue Nile, Inc., provided that such position, either on the Effective Date or at any time during Executive’s employment with Company, does not: (a) create a direct conflict of interest with Company; (b) interfere with Executive’s work responsibilities at Company; (c) violate Company’s Employee Nondisclosure and Assignment Agreement, which Executive is required to sign as a condition of employment, as referenced in section 8 below; and/or (d) impair Executive’s ability to meet all of his legal and ethical duties to Company.

8. Confidentiality and Proprietary Rights. Executive agrees to read, sign and abide by Company’s Employee Nondisclosure and Assignment Agreement, which is provided with this Agreement and incorporated herein by reference.

9. Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in sections 7 or 8 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

10. Agreement to Arbitrate. Executive agrees to read, sign and abide by Company’s Employment Arbitration Agreement, which is provided with this Agreement and incorporated herein by reference.

11. General Provisions.

11.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

11.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

11.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

11.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

11.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

11.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

11.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c ) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

11.8 Survival. Sections 6.2 (Termination Without Cause by Company/Severance), 7 (“No Conflict of Interest”), 8 (“Confidentiality and Proprietary Rights”), 9 (“Injunctive Relief”), 10 (“Agreement to Arbitrate”), 11 (“General Provisions”) and 12 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company.

12. Entire Agreement. This Agreement, including Company’s Employee Nondisclosure and Assignment Agreement and Employment Arbitration Agreement incorporated herein by reference and Company’s 2003 Stock Option/Stock Issuance Plan and related option documents described in this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and CEO of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

ERIC CARLBORG

Dated: 9-6-05	/s/ W. Eric Carlborg
610 Pullman Road Hillsborough, CA 94010

PROVIDE COMMERCE, INC.

Dated: 9-6-05	By:	/s/ Penny Handscomb
Penny Handscomb VP Human Resources & Training 5005 Wateridge Vista Drive, Suite 200 San Diego, CA 92121

EXHIBIT A

Job Description – Chief Financial Offer

General Duties and Responsibilities:

•	Represent the company to the financial community, acting as the key liaison between the company and the analyst community while maintaining successful relationships with external auditors, lawyers, investors and vendors

•	Serve as key business partner and contributor to growth strategies, tactics and long-range planning, ensuring that current revenue-generating strategies create enterprise value

•	Advise senior management and the Board of Directors on the financial implications of business activities; make recommendations to strategically enhance financial performance; collaboratively develop operating policies and procedures and improvement programs for the attainment of corporate objectives

•	Development and direction for all accounting and financial systems and controls; ensure the efficient day to day operation of the Accounting and Finance groups through the development and management of all internal and external financial reports, forecasts, budgets, long range plans, etc.

•	Contribute to aggressive management of current margins in order to enhance profitability

•	And any other duties which may be assigned from time to time

Qualifications:

•	5 years experience at the CFO level in a publicly-held company

•	Proven experience and understanding of how value is created in equity markets

•	Proven ability to understand and communicate effectively with analysts and institutional investors

•	CFA or MBA, CPA is a definite asset

•	Perceived by the executive management team and Board of Directors as a true business partner

•	High-energy self-starter with strong written and verbal communication skills

Key Management Skills:

•	Drive for Results

•	Strategic Agility

•	Communication / Presentation Skills

•	Command Skills

•	Negotiation Skills

•	Team Building and Leadership (especially, virtual teams)

•	Organization Agility

•	Intellectual Horsepower